FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Jennifer Martinez, 312/822-5167	James Anderson, 312/822-7757
Sarah Pang, 312/822-6394	David Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES FIRST QUARTER 2013 RESULTS:

•	NET OPERATING INCOME OF $231 MILLION

•	P&C NET WRITTEN PREMIUM GROWTH OF 10%

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $43.30, AN INCREASE OF 2%

•	OPERATING ROE OF 8%

•	QUARTERLY DIVIDEND OF $0.20 PER SHARE
CHICAGO, April 29, 2013 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2013 results, which included net operating income of $231 million, or $0.86 per share, and net income of $250 million, or $0.93 per share. Property & Casualty Operations' combined ratio for the first quarter was 101.5%.
CNA Financial also declared a quarterly dividend of $0.20 per share, payable May 29, 2013 to stockholders of record on May 13, 2013.

	Results for the Three Months Ended March 31 (a)
($ millions, except per share data)	2013	2012
Net operating income	$231	$226
Net income	250	250

Net operating income per diluted share	0.86	0.84
Net income per diluted share	0.93	0.93
	March 31, 2013	December 31, 2012	Change

Book value per share	$46.00	$45.71	1%
Book value per share excluding AOCI	43.30	42.62	2%

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note O in the Consolidated Financial Statements within CNA's Annual Report on Form 10-K for the year ended December 31, 2012 for further discussion of this measure.

Property & Casualty Operations' net operating income was $257 million for the first quarter of 2013 as compared with $271 million in the prior year quarter. Improved non-catastrophe current accident year underwriting results were more than offset by lower net investment income, higher catastrophe losses and decreased favorable net prior year development. Net written premiums grew 10% year over year, primarily due to increased rates across both CNA Specialty and CNA Commercial.
Net operating results for our non-core segments improved $19 million as compared with the prior year quarter. Results in the Life & Group Non-Core segment improved primarily due to favorable experience in our long term care business.
Pretax net investment income decreased to $633 million for the first quarter of 2013 as compared with $648 million in the prior year quarter. The decrease was primarily driven by lower fixed maturity securities income due to the effect of purchasing investments at lower interest rates, partially offset by a higher invested asset base. Our limited partnership portfolio produced consistently superior returns in both periods.
After-tax net realized investment gains decreased to $19 million for the first quarter of 2013 as compared with $24 million for the prior year quarter, driven by lower realized gains on sales of securities, partially offset by lower other-than-temporary-impairment (OTTI) losses recognized in earnings.
Property & Casualty Operations
“While we are encouraged by our growth momentum, our primary focus remains the need to drive improvement in our underwriting margins, which improved modestly in the first quarter. We expect to accelerate our progress through the remainder of 2013 and into 2014 as sustained rate increases and non-rate underwriting actions continue to improve our results,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation.

	Results for the Three Months Ended March 31
($ millions)	2013	2012
Net written premiums	$1,776	$1,608
NWP Growth (% year over year)	10%	3%
Net operating income	$257	$271

Loss ratio	67.5%	68.6%
Effect of catastrophe impacts	(2.4)	(1.9)
Effect of development-related items	1.9	2.1
Loss ratio excluding catastrophes and development	67.0%	68.8%

Combined ratio	101.5%	102.0%
Combined ratio excluding catastrophes and development	101.0%	102.2%

Business Operating Highlights
CNA Specialty

	Results for the Three Months Ended March 31
($ millions)	2013	2012
Net written premiums	$803	$765
NWP Growth (% year over year)	5%	4%
Net operating income	$140	$132

Loss ratio	64.3%	66.3%
Effect of catastrophe impacts	(0.2)	(0.2)
Effect of development-related items	2.9	1.7
Loss ratio excluding catastrophes and development	67.0%	67.8%

Combined ratio	95.0%	97.3%
Combined ratio excluding catastrophes and development	97.7%	98.8%

•
Net written premiums increased $38 million for the first quarter of 2013 as compared with the prior year quarter. This increase was primarily driven by increased rate. Average rate increased 7% for the first quarter of 2013 as compared with an increase of 3% for the prior year quarter for the policies that renewed in each period. Retention of 86% was achieved in each period.

•
Net operating income increased $8 million for the first quarter of 2013 as compared with the prior year quarter. This increase was primarily due to improved underwriting results, partially offset by lower net investment income.

•
The combined ratio improved 2.3 points for the first quarter of 2013 as compared with the prior year quarter. The loss ratio decreased 2.0 points, due to both higher favorable net prior year development and an improved current accident year loss ratio. The expense ratio improved 0.8 point, primarily due to the impact of a higher net earned premium base.

CNA Commercial

	Results for the Three Months Ended March 31
($ millions)	2013	2012
Net written premiums	$918	$843
NWP Growth (% year over year)	9%	2%
Net operating income	$125	$139

Loss ratio	71.7%	70.7%
Effect of catastrophe impacts	(4.6)	(3.3)
Effect of development-related items	1.5	2.5
Loss ratio excluding catastrophes and development	68.6%	69.9%

Combined ratio	106.8%	106.2%
Combined ratio excluding catastrophes and development	103.7%	105.4%

•
Net written premiums increased $75 million for the first quarter of 2013 as compared with the prior year quarter. This increase was primarily driven by increased rate. Average rate increased 9% for the first quarter of 2013, as compared with an increase of 5% for the prior year quarter for the policies that renewed in each period. Retention of 78% and 77% was achieved in each period.

•
Net operating income decreased $14 million for the first quarter of 2013 as compared with the prior year quarter. This decrease was primarily due to lower net investment income, higher catastrophe losses and decreased favorable net prior year development. These unfavorable impacts were partially offset by improved non-catastrophe current accident year underwriting results.

•
The combined ratio increased 0.6 point for the first quarter of 2013 as compared with the prior year quarter. The loss ratio increased 1.0 point, primarily due to the impacts of higher catastrophe losses and decreased favorable net prior year development, partially offset by an improved current accident year non-catastrophe loss ratio.

Hardy

Results for the Three Months Ended March 31
($ millions)	2013
Net written premiums	$55
Net operating loss	(8)

Loss ratio	48.7%
Effect of catastrophe impacts	—
Effect of development-related items	(1.4)
Loss ratio excluding catastrophes and development	47.3%

Combined ratio	105.5%
Combined ratio excluding catastrophes and development	104.1%

•	Hardy, a specialized Lloyd's of London underwriter, was acquired on July 2, 2012.

•
Net written premiums were $55 million for the first quarter of 2013. Average rate increased 1% for the first quarter of 2013 for the policies that renewed in the period. Retention of 70% was achieved in the period.

•	Results included non-run rate purchase accounting expenses of $3 million and foreign currency transaction losses of $2 million. No catastrophe losses were incurred in the period.

•
The combined ratio excluding catastrophes and prior year development was 104.1% for the first quarter of 2013. The expense ratio was 56.8% for the first quarter of 2013, which was adversely affected by the level of premiums, including unfavorable premium development of $4 million.

Life & Group Non-Core

	Results for the Three Months Ended March 31
($ millions)	2013	2012
Operating revenues	$349	$337
Total claims, benefits and expenses	372	387
Net operating income (loss)	—	(19)

•
Net operating results improved $19 million for the first quarter of 2013 as compared with the prior year quarter. While the improved results reflect favorable mortality outcomes across all of our life businesses, they were primarily attributable to favorable morbidity and persistency in our long term care business.

Corporate & Other Non-Core

	Results for the Three Months Ended March 31
($ millions)	2013	2012
Operating revenues	$10	$14
Total claims, benefits and expenses	49	54
Net operating loss	(26)	(26)

•
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and A&EP. Results in 2013 were comparable to the prior year period.

Net Operating Income (Loss)

	Results for the Three Months Ended March 31
($ millions)	2013	2012
CNA Specialty	$140	$132
CNA Commercial	125	139
Hardy	(8)
Total P&C Operations	257	271
Life & Group Non-Core	—	(19)
Corporate & Other Non-Core	(26)	(26)
Total	$231	$226
Net Income (Loss)

	Results for the Three Months Ended March 31
($ millions)	2013	2012
CNA Specialty	$142	$138
CNA Commercial	128	146
Hardy	(7)
Total P&C Operations	263	284
Life & Group Non-Core	9	(11)
Corporate & Other Non-Core	(22)	(23)
Total	$250	$250
Property & Casualty Operations Gross Written Premiums

	Results for the Three Months Ended March 31
($ millions)	2013	2012
CNA Specialty	$1,317	$1,273
CNA Commercial	960	887
Hardy	107
Total P&C Operations	$2,384	$2,160
Property & Casualty Operations Net Written Premiums

	Results for the Three Months Ended March 31
($ millions)	2013	2012
CNA Specialty	$803	$765
CNA Commercial	918	843
Hardy	55
Total P&C Operations	$1,776	$1,608

About the Company
Serving businesses and professionals since 1897, CNA is the country's seventh largest commercial insurance writer and the 13th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 438-5524, or for international callers, (719) 325-2464. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the first quarter results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through May 6, 2013 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 8072004. The replay will also be available on CNA's website. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
Definition of Reported Segments
CNA Specialty provides professional and management liability, surety and other property and casualty coverages and services, which include warranty and service contracts. Specialty products are sold both domestically and abroad, through brokers, independent agencies and managing general underwriters.
CNA Commercial works with an independent agency distribution system and brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.
Hardy, a specialized Lloyd's of London underwriter, was acquired on July 2, 2012. Through Lloyd's Syndicate 382, Hardy underwrites primarily short-tail exposures in marine and aviation, non-marine property, specialty lines and property treaty reinsurance.
Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of CNA Specialty, CNA Commercial and Hardy, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

# # #